EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oracle Corporation pertaining to the MetaSolv, Inc. 1992 Stock Option Plan and the MetaSolv, Inc. Long-Term Incentive Plan of our reports dated July 20, 2006, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California,
January 4, 2007